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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                        Nine Months Ended
                                                           Year Ended May 31,                       -------------------------
                                      ------------------------------------------------------------  February 29, February 28,
                                        1992          1993        1994        1995         1996         1996        1997
                                      ---------     --------    --------    --------    ----------  ------------ ------------
                                           (In thousands, except ratios)
Earnings:
  Income (loss) before
   income taxes. . . . . . . . . .    $(146,828)    $203,576    $378,462    $522,084    $  539,959    $337,475    $397,661
  Add back:
   Interest expense, net of
    capitalized interest . . . . .      176,321      168,762     152,170     130,923       105,449      80,128      69,986
   Amortization of debt
    issuance costs . . . . . . . .        2,570        4,906       2,860       2,493         1,628       1,239         997
   Portion of rent expense
    representative of
    interest factor. . . . . . . .      299,012      262,724     285,261     329,370       386,254     285,789     324,341
                                      ---------     --------    --------    --------    ----------    --------    --------
  Earnings as adjusted . . . . . .    $ 331,075     $639,968    $818,753    $984,870    $1,033,290    $704,631    $792,985
                                      ---------     --------    --------    --------    ----------    --------    --------
                                      ---------     --------    --------    --------    ----------    --------    --------
Fixed Charges:
  Interest expense, net of
   capitalized interest. . . . . .    $ 176,321     $168,762    $152,170    $130,923    $  105,449    $ 80,128    $ 69,986
  Capitalized interest . . . . . .       26,603       31,256      29,738      27,381        39,254      29,737      29,133
  Amortization of debt issuance
   costs . . . . . . . . . . . . .        2,570        4,906       2,860       2,493         1,628       1,239         997
  Portion of rent expense
   representative of interest
   factor. . . . . . . . . . . . .      299,012      262,724     285,261     329,370       386,254     285,789     324,341
                                      ---------     --------    --------    --------    ----------    --------    --------
                                      $ 504,506     $467,648    $470,029    $490,167    $  532,585    $396,893    $424,457
                                      ---------     --------    --------    --------    ----------    --------    --------
                                      ---------     --------    --------    --------    ----------    --------    --------
  Ratio of Earnings to Fixed Charges      (A)            1.4         1.7         2.0           1.9         1.8         1.9
                                      ---------     --------    --------    --------    ----------    --------    --------
                                      ---------     --------    --------    --------    ----------    --------    --------

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(A)  Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.